Exhibit 99.1

FOR IMMEDIATE RELEASE Wednesday, January 14, 2015	Contact:	Huy Vo (808) 838-5479 Huy.Vo@HawaiianAir.com

Hawaiian Airlines Appoints Shannon Okinaka as Senior Vice President and Interim Chief Financial Officer

HONOLULU — Hawaiian Airlines has appointed Shannon Okinaka to the position of senior vice president and interim chief financial officer, filling a vacancy left by the departure of CFO Scott Topping. In her new role, Okinaka will have oversight of all of the airline’s financial planning, accounting, treasury and compliance functions.

“Shannon has held positions of increasing responsibility since she joined our company in 2005 and we look forward to her leadership in this important position,” said Mark Dunkerley, Hawaiian Airlines president and chief executive officer. “We appreciate Scott’s significant contributions to our company over the last three years and we wish him well. At the same time, we look forward to the contributions Shannon will bring as we execute on our expansion strategy.”

Okinaka has served as vice president - controller of Hawaiian Airlines since 2011. She joined the company as a senior director in charge of Sarbanes-Oxley compliance and special projects. Prior to joining Hawaiian Airlines, Okinaka worked for Hawaiian Electric Co. and Coopers & Lybrand/PricewaterhouseCoopers.

A native of Hilo, Okinaka holds a Bachelor of Business Administration from the University of Hawai‘i at Mānoa.

About Hawaiian Airlines

Hawaiian® has led all U.S. carriers in on-time performance for each of the past 10 years (2004-2013) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 86th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. Mainland. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands, with a total of more than 200 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page.